Exhibit 10.1

SECOND AMENDMENT

TO THE

APPLIED INDUSTRIAL TECHNOLOGIES, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT BENEFITS PLAN

(Restated Post-2004 Terms)

WHEREAS, the Applied Industrial Technologies, Inc. Supplemental Executive Retirement Benefits Plan (originally known as the Bearings, Inc. Supplemental Executive Retirement Benefits Plan and hereinafter referred to as the “Plan”) was established on January 21,1988, by Bearings, Inc., the predecessor to Applied Industrial Technologies, Inc. (hereinafter referred to as the “Company”) for the benefit of certain officers and key executives; and

WHEREAS, the Plan was most recently restated, effective as of January 1, 2005, to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and regulations issued thereunder; and

WHEREAS, said Plan restatement was amended subsequently on one occasion; and

WHEREAS, the Board of Directors of the Company has decided to eliminate any service increase in the accrued benefits of Plan participants in the event of a Change in Control;

NOW, THEREFORE, effective as of August 1, 2012, the Plan is hereby amended to provide as follows:

1. Paragraph (6) of Section 1.1 of the Plan is hereby amended to provide as follows:

(6) The term “Cause” shall mean: (i) the willful and continued failure by a Participant to perform substantially his or her duties with the Company or one of its Affiliates (other than for Disability or Good Reason), after a written demand for substantial performance is delivered to the Participant by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Participant has not substantially performed his or her duties; or (ii) the willful engagement by the Participant in illegal conduct or gross misconduct involving moral turpitude that is materially and demonstrably injurious to the Company; provided, however, that no act or failure to act shall be considered “willful” unless it is done, or omitted to be done, in bad faith or without his or her reasonable belief that such action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given the Participant pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company. A Participant’s Separation from Service with the Company shall not be deemed to be for Cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than threequarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Participant and the Participant being given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Participant is guilty of the conduct described in clauses (i) or (ii) above, and specifying the particulars thereof in detail.

2. Section 1.1 of the Plan is hereby amended by the addition of Paragraph (32) at the end thereof to provide as follows:

(32) The term “Good Reason” shall mean: (i) a material diminution in a Participant’s authority, duties, or responsibilities; (ii) a material diminution in the authority, duties, or responsibilities of the person to whom a Participant reports immediately prior to a Change of Control; (iii) a material diminution by the Company of a Participant’s annual base salary that was paid to the Participant immediately prior to the Change of Control; (iv) a material change of the geographic location where a Participant provides service to the Company; or (v) any failure of any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to a Participant, to expressly assume and agree to comply with the terms of the Plan in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place; provided, however, that, Good Reason shall not have occurred unless a Participant gives the Company written notice within 90 days of the initial existence of the condition claimed by the Participant in good faith to constitute Good Reason and the Company fails to remedy the condition within 30 days of such notice.

3. Article VIII of the Plan is hereby amended to provide as follows:

ARTICLE VIII

CHANGE OF CONTROL

8.1 Separation from Service. If, during the two-year period commencing upon the occurrence of a Change of Control, a Participant incurs a Separation from Service with the Company and its Affiliates that is initiated by the Company other than for Cause or by the Participant for Good Reason, such Participant shall receive, pursuant to the provisions of Section 8.5, a supplemental retirement benefit equal to the Accrued Portion his supplemental normal retirement benefit determined in accordance with the provisions of Section 3.2; provided, however, that for purposes of calculating the single sum payment of such supplemental retirement benefit under Section 8.5, if such Participant has not yet attained age 55 on the date of his Separation from Service, he shall be credited with additional years of age (but not Service) equal to the difference between his age on his Separation from Service date and age 55.

8.2 Disabled. If, upon the occurrence of a Change in Control, a Participant is Disabled and is receiving supplemental disability benefits pursuant to the provisions of Section 5.3, such supplemental disability benefits shall cease and he shall receive, pursuant to the provisions of Section 8.5, a supplemental retirement benefit equal to the Accrued Portion of his supplemental normal retirement benefit determined in accordance with the provisions of Section 3.2, and for purposes of calculating the single sum payment of such supplemental retirement benefit under Section 8.5, his age shall be deemed to be his actual age on the date the Change of Control occurs or age 55, whichever is greater.

8.3 Previously Terminated Participant. Any Participant, who incurred a Separation from Service prior to a Change of Control and who is eligible for a supplemental deferred retirement benefit, shall receive the present value of his supplemental deferred retirement benefit determined under Section 6.2 in a single sum calculated under the provisions of Section 8.5.

8.4 Payments in Pay Status. Any supplemental retirement benefits being paid under the Plan at the time a Change of Control occurs to a retired or terminated Participant or to the Contingent Annuitant of a deceased Participant shall cease and such Participant or Contingent Annuitant shall receive the actuarial present value of any future payments of such benefits in a single sum pursuant to the provisions of Section 8.5.

8.5 Payment of Benefits Upon a Change of Control. Any supplemental retirement benefit to which a Participant or Contingent Annuitant is eligible under Section 8.1, 8.2, 8.3 or 8.4 shall be paid in a single sum determined using the actuarial factors and interest rate set forth in Section 7.6. Except as otherwise provided in this Section 8.5, any such single sum payment payable under this Section 8.5 shall be made to an eligible Participant or an eligible Contingent Annuitant as soon as reasonably practicable but in no event later than 30 days after such Change of Control; provided, however, that in the event a supplemental retirement benefit is payable pursuant to the provisions of Section 8.1, payment thereof shall be made no later than 30 days after the Participant’s Separation from Service.

Executed at Cleveland, Ohio, this 23 day of October, 2012.

APPLIED INDUSTRIAL TECHNOLOGIES, INC.

/s/ Neil A. Schrimsher
By:	Neil A. Schrimsher
Title:	Chief Executive Officer